      SECTION 16

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Sean Ebnet, has authorized and designated each of Colin M. Morris and Nicole M. Powe (for so long as Mr. Morris and Ms. Powe continue to serve as legal counsel to Rentech, Inc.) to execute and file on behalf of the undersigned, Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States
Securities and Exchange Commission in connection with the undersigned's ownership, acquisition, or disposition of securities of Rentech, Inc.  The authority under this Statement shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's ownership of or transactions in securities of Rentech, Inc., unless earlier revoked by the undersigned in writing.  The undersigned acknowledges that Colin M. Morris, Nicole M. Powe and Rentech, Inc. are not
assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: May 10, 2013

____/s/ Sean Ebnet____________________
Print Name:  Sean Ebnet